EXHIBIT 10.01

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDINA PROPERTY GROUP, LLC

AND

SIERRA RESOURCE GROUP, INC.

Effective Date: April 23, 2010

CONFIDENTIAL

Page
ARTICLE I PURCHASE AND SALE	1
1.1 Purchase of the Assets	1
1.2 Purchase Price	2
1.3 Excluded Liabilities	2
1.4 Purchase Price Allocation	2
1.5 Intentionally Deleted	2
1.6 Third Party Beneficiaries	3
1.7 NSR Obligations	3
ARTICLE II CLOSING	3
2.1 Closing	3
2.2 Seller Closing Deliveries	3
2.3 Buyer Closing Deliveries	3
2.4 Further Assurances	4
ARTICLE III [INTENTIONALY DELETED]	4
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER	4
4.1 Corporate Status	4
4.2 Corporate Power and Authority	4
4.3 Existing Condition	4
4.4 Title to and Sufficiency of Properties	5
4.5 Use of Assets	5
4.6 Litigation	5
4.7 Validity of Contemplated Transactions	5
4.8 Consents	6
4.9 Licenses and Permits	6
4.10 Water Requirements	6
4.11 Contracts and Commitments	6
4.12 Environmental Matters	6
4.13 Zoning	7
4.14 Tax Liabilities	7
4.15 Employee Benefit Matters	8
4.16 Compliance with Applicable Laws	8
4.17 Labor Matters	8
4.18 Non-Foreign	9
4.19 Patriot Act	9
4.20 Non-Foreign Status	9
4.21 No Undisclosed Liabilities	9
4.22 Disclosure	9
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER	9
5.1 Corporate Existence	9
5.2 Corporate Power and Authority	9

i

CONFIDENTIAL

(continued)

Page
5.3 Validity of Contemplated Transactions	9
5.4 No Conflicts	10
5.5 Ability to Close	10
5.6 Consents	10
5.7 Brokers' Fees	10
5.8 Patriot Act	10
5.9 Information on Buyer	11
ARTICLE VI CONDITIONS PRECEDENT TO THE CLOSING	11
6.1 Conditions Precedent to Buyer's Obligations	11
6.2 Conditions Precedent to Seller's Obligations	12
ARTICLE VII COVENANTS OF THE PARTIES	12
7.1 Confidentiality	12
7.2 Due Diligence	12
7.3 Access to Information	13
7.4 Capitalization of Buyer; Protection of Shares Consideration	13
7.5 Reasonable Efforts and Cooperation; Accomplish Transaction	13
7.6 General Conduct	14
7.7 Other Restrictions	14
7.8 Further Restrictions	15
ARTICLE VIII POST CLOSING MATTERS AND COVENANTS	15
8.1 Access to Records and Persons	15
8.2 Water Rights	15
8.3 Recording Fees	16
8.4 Merger in Agreement	16
ARTICLE IX TERMINATION	16
9.1 Termination	16
ARTICLE X INDEMNIFICATION	16
10.1 Indemnification Obligation of the Seller	16
10.2 Indemnification Obligation of Buyer	17
10.3 Claims Procedures for Indemnification	18
10.4 Aggregate Liability	19
10.5 Exclusivity	19
ARTICLE XI MISCELLANEOUS	19
11.1 Expenses	19
11.2 Contents of Agreement; Parties in Interest	19
11.3 Assignment and Binding Effect	20
11.4 Waiver	20
11.5 Notices	20
11.6 No Benefit to Others	20
11.7 Schedules and Exhibits	20

ii

CONFIDENTIAL

(continued)

Page

11.8 Severability	20
11.9 Cooperation	20
11.10Counterparts	21
11.11 Governing Law; Venue	21
11.12 Time is of the Essence	21
11.13 Delivery by Facsimile	21
11.14 Publicity	21

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1a        Mining Claims and Mill Sites
Schedule 1.1b        Machinery, Equipment, Etc.

Exhibits

Exhibit A       Form of Deed and Bill of Sale
Exhibit B        State of Arizona & Federal Permits
Exhibit C        Water Rights
Exhibit D        Bylaws of Buyer

iii

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 23th day of April 2010 (the “Effective Date”), by and between Medina Property Group, LLC, a Florida limited liability company (the “Seller”) and Sierra Resource Group, Inc., a Nevada corporation (the “Buyer”).

Preliminary Statements

WHEREAS, the Chloride Copper Project, located near Kingston, Arizona, is a former copper producer comprised of a mineral deposit and some infrastructure, including (i) a small open pit mine, (ii) an SX/EW plant, (iii) a leach pad with mineralized material for heap leaching, (iv) a pad with tailings from previous mining and processing, (v) three small low grade stockpiles, and (vi) mine infrastructure including some buildings, office trailer and equipment, which may have to be repaired or replaced (the “Mine”).

WHEREAS, the Seller is conducting work to assess the economics of putting the Mine back into production and is the owner of certain permits, rights and equipment with respect to the Mine which the Buyer is interested in purchasing.

WHEREAS, the Buyer is a publicly traded entity.

WHEREAS, the Buyer wishes to purchase the Assets (as defined below) for the purchase price set forth herein and upon and subject to the terms and conditions hereinafter set forth.

WHEREAS, the Buyer shall assume no trade obligations, indebtedness of any kind, bank drafts or other liabilities of the Seller, contingent or otherwise, unless specified herein.

WHEREAS, in consideration of the mutual agreements, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

                 1.1 Purchase of the Assets. At the Closing (defined below), on the terms and subject to the conditions set forth in this Agreement, the Seller will validly and effectively, grant, sell, convey, transfer, assign and deliver to the Buyer, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances or defects of title of any nature whatsoever, and the Buyer will purchase and acquire from the Seller, an undivided eighty percent (80%) of Seller’s right, title and interest, as of theClosing Date (defined below), in and to all of the Seller’s properties and assets including, but not be limited to, those assets set forth below relating to the Mine (collectively, the “Assets”):

CONFIDENTIAL

The 37 unpatented lode mining claims, the 14 unpatented mill sites, and the processing equipment and other property, excluding the Retained Interest, described on Schedules 1.1(a) and 1.1(b) all AS-IS and WHERE-IS, without express or implied warranty of any kind, the permits and approvals described on Exhibit “B”, excluding the Retained Interest (the “Permits”), and the water rights described on Exhibit “C”, excluding the Retained Interest (the “Water Rights”). Buyer acknowledges and agrees that the Assets do not include the remaining non-dilutable, non-divisable twenty percent (20%) of Seller’s right, title and interest (the “Retained Interest”), retained by Seller or its designee(s) or assigns, which is specifically excluded from this Agreement.

                1.2 Purchase Price. In consideration for the purchase of the Assets set forth above, the Buyer will pay Twelve Million Seven Hundred Fifty Thousand (12,750,000)  shares of common stock of Buyer issued to Seller or its assignees (the “Shares Consideration” or the “Purchase Price”) as follows:

(a) The Shares Consideration shall be delivered at the Closing.

(b) Notwithstanding anything to the contrary contained herein, the Parties recognize that the sum of One Hundred Twenty Five Thousand Dollars ($125,000.00) is due and owing to the original seller for the purchase of the equipment where the Mine is located.  This sum shall also be paid to Seller by Buyer at Closing within 90 days, and is part of the Purchase Price.

 1.3 Excluded Liabilities.  The Buyer will assume no liabilities, obligations or commitments of the Seller, including without limitation any trade obligations, bank debt, or claims of any kind other than the NSR Obligations defined below.  The Seller retains all other liabilities that relate to the Mine or the Assets that result from or arise out of any event, occurrence, transaction, action or inaction occurring prior to the Closing, including without limitation liabilities under any “employee pension benefit plan” or “employee welfare benefit plan” as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 as amended, any product liability, warranty or other claims arising out of or relating to any product manufactured, distributed or sold by the Seller at any time before Closing, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters.

 1.4 Purchase Price Allocation. The Purchase Price shall be allocated among the equipment comprising the Assets in accordance with an allocation schedule which will be prepared prior to the Closing by the Buyer, subject to Seller approval and, which schedule will be prepared in accordance with the United States Internal Revenue Code (the “Code”).  In connection with the determination of the foregoing allocation schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.  The parties will each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation.

1.5 [Intentionally Deleted]

CONFIDENTIAL

1.6 Third Party Beneficiaries. This Agreement is between the parties hereto only and nothing herein shall establish any enforceable rights, legal or equitable, in any person other than the Buyer and the Seller, including any employee of either such party.

1.7  NSR Obligations. The following Net Smelter Return (“NSR”) obligations are royalty payments made by a producer of metals based on gross metal production from the property, less deduction of certain limited costs including and limited to: smelting, refining, transportation and insurance costs, (if any), and is paid Quarterly to the NSR recipients defined herein (copies of which have been provided by Seller to Buyer and subject to which Buyer takes the Assets): (i) Coach Capital LTD, 1% NSR on all ore for a period of 5 years (ii) MayLink (May Lion, Inc., Xing-Lung Road, Sec. 1, #257, 2F Taipei, Taiwan) 7.5% NSR all ore.  Buyer shall assume all of the aforementioned payment obligations upon the Closing.

ARTICLE II
CLOSING

 2.1 Closing.  The Closing (the “Closing”) of the sale and purchase of the Assets shall occur no later than June 15, 2010 (such date, the “Closing Date”) and shall take place at the offices of the Seller’s counsel, Silverberg & Weiss, P. A., 2665 Executive Park Drive, Suite #2, Weston, FL  33331, or at such other time and place as the parties may mutually agree upon in writing.  The Parties agree that the Assets shall be transferred and conveyed by Seller to Buyer at Closing.

 2.2  Seller Closing Deliveries.  At the Closing and subject to the terms and conditions herein contained the Seller shall deliver to the Buyer the following:

          (i) its executed counterpart to this Agreement;

          (ii) an executed general instrument of sale, and conveyance, assignment, transfer and delivery with respect to all of the Assets, such instrument to be in the form of Exhibit A attached hereto (the “Deed and Bill of Sale”). This does not include a transfer of real property or the Retained Interest;

          (iii) all of the Assets;

          (iv) releases of all liens and other encumbrances on the Assets or bank payoffs letter with respect thereto; and

          (v) closing documents as reasonably requested by the Buyer, including but not limited to a Certificate of the President of the Seller certifying the accuracy of the representations and warranties as of the Closing Date, board resolutions, incumbency certificate, consents from any third parties or such other documents as necessary and appropriate to consummate this transaction.

 2.3 Buyer Closing Deliveries.

          (a) To the Seller.  At the Closing and subject to the terms and conditions herein contained the Buyer shall deliver, or cause to be delivered, to the Seller the following:

CONFIDENTIAL

                 (i) its executed counterpart to this Agreement;

                (ii) stock certificate(s) representing the Shares Consideration;

                (iii) Any unpaid portion of the Purchase Price and

                (iv) closing documents as reasonably requested by the Seller, including but not limited to a Certificate of the President of the Buyer certifying the accuracy of the representations and warranties as of the Closing Date, board resolutions, incumbency certificate, consents from any third parties or such other documents as necessary and appropriate to consummate this transaction..

 2.4 Further Assurances.  The Seller from time to time after the Closing, at the Buyer’s reasonable request and at the Buyer’s expense, will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably request in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of any of the Assets.

ARTICLE III
[INTENTIONALLY DELETED]

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed to the Buyer in the disclosure schedules delivered by the Seller simultaneously with the execution of this Agreement, the Seller hereby represents and warrants to the Buyer as of the Effective Date and as of the Closing as follows (with the understanding that the Buyer is relying on each such representation and warranty in entering into and performing this Agreement):

 4.1 Corporate Status.  The Seller is a limited liability company duly incorporated under the laws of Florida and is in good standing.  There are in existence no outstanding options, contracts, commitments, warrants, agreements or rights of any character or nature whatsoever affecting the issuance of the Seller’s equity.

 4.2 Corporate Power and Authority.  The Seller has the full power, authority and legal right to execute, deliver and perform this Agreement.  This Agreement constitutes, and when executed and delivered will constitute, legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equity principles.

 4.3 Existing Condition.  Since December 31, 2009, the Seller has not with respect to the  Assets or the Mine:

 (a) sold, assigned or transferred any of its assets or properties;

CONFIDENTIAL

 (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects;

 (c) suffered any material adverse change in its business, operations, assets, properties;

(d) received notice or had knowledge of any actual or threatened labor trouble, strike, change in the economy or in the mining industry or other occurrence, event or condition of any similar character which has had or might have a material adverse effect on its business, operations, assets, properties or prospects;

(e) made any capital expenditure or capital addition or betterment except such as may be involved in the ordinary course of business;

(f) entered into any material transaction other than in the ordinary course of its business consistent with past practice;

(g) operated the Mine other than in the ordinary course consistent with past practice, and granted no general or individual increase in compensation.

 4.4 Title to and Sufficiency of Properties. The Seller has good, valid and marketable title to all of the Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever and have the unrestricted right to sell the Assets as herein provided.

 4.5 Use of Assets.  The Assets being conveyed have been used only in the lawful conduct of the Mine.  Conveyance as contemplated by this Agreement will not violate any federal statute or local law, ordinance, rule or regulation or any corporate article of incorporation, bylaw, or resolution.

 4.6 Litigation.  Except for the notice of violation dated July 17, 1997 received from the Arizona Department of Environmental Quality, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or threatened against the Seller which relates to any of the Assets, the Mine or the transactions contemplated by this Agreement, nor does the Seller know of any basis for such litigation, arbitration, investigation or other proceeding, which if decided adversely would have a material adverse effect upon the financial condition of the Seller.  The Seller is not a party to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects the Assets or the Mine or the transactions contemplated by this Agreement.

 4.7 Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller will not contravene or violate (a) any law, rule or regulation to which the Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller, or (c) the charter documents of the Seller or any securities issued by the Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which the Seller is a party, by which the Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder except in each case for any such item which would not have a material adverse effect.

CONFIDENTIAL

 4.8 Consents. No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Seller.

 4.9 Licenses and Permits. The Seller owns all certificates, licenses, permits, approvals, franchises, registrations, accreditations and other authorizations listed on Exhibit B, as are necessary or appropriate in order to enable the Seller to own and use the Assets and to own and conduct the Mine.  The Seller has complied in all material respects, and the Seller is in compliance in all material respects, with the terms and conditions of any such licenses and permits.  No additional license or permit is required from any government entity in connection with the operation of the Mine.  No claim has been made by any government entity (and, to the knowledge of the Seller, no such claim has been threatened) to the effect that a license or permit not possessed by the Seller is necessary in respect of the Mine.

 4.10 [Intentionally Deleted]

        4.11 Contracts and Commitments.  The Seller is not a party to any undisclosed contract or any undisclosed commitment, whether oral or written.

 4.12 Environmental Matters.

 (a) The Seller has not discharged or caused to be discharged, on, under or about any facility of its business, including without limitation into the ambient air, surface water, groundwater, land surface, or subsurface strata, any solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or other hazardous or toxic materials, substances, or wastes, or polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, (collectively, the “Hazardous Substances”).

 (b) The Seller has not used any facility owned or leased by it to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in compliance with applicable Environmental Laws, as defined herein, including, but not limited to any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.) the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et. seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251 et. seq.) (collectively all such laws, rules, ordinances or regulations called herein, “Environmental Laws”);

CONFIDENTIAL

 (c) The Seller has obtained  all required registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment, including but not limited to all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

 (d) The Seller is in compliance in all material respects with all terms and conditions of such required registrations, permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

 (e) There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, or threatened  relating in any way to (i) the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter applicable to it issued, entered, promulgated, or approved thereunder, or (ii) relating to the release into the environment by the Seller of any Hazardous Substances whether or not occurring at or on a site owned, leased or operated by the Seller; and

 (f) The Seller has timely filed all reports, obtained all required approvals, generated and maintained all required data, documentation and records required by the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder.

 4.13 Zoning.  The Seller is currently in compliance with all applicable zoning regulations and the current use, and the intended use by the Buyer, of the property on which the Mine and the Assets are located is in compliance with all laws and does not violate any local zoning ordinances.

4.14 Tax Liabilities.  The Seller has properly completed and timely filed all federal, state, county, local and foreign income, excise, property, sales and other tax returns relating to the Mine and the Assets which are required to be filed up to and including the Effective Date and has paid all taxes which have become due, or any assessment which has become payable relating to the Mine or the Assets, except where the failure to file or pay taxes would not have a material adverse effect on the financial condition of the Seller.  There are no taxes, liens or governmental charges owed, pending or threatened which affect the Mine or the Assets.  The Seller shall be responsible for any transfer taxes which are payable as a result of the sale of the Assets of the Seller to the Buyer.

CONFIDENTIAL

                 4.15 Employee Benefit Matters.   The Seller has not been and currently is not a party to any “employee benefit plan”, as defined in Section 3(3) of ERISA, personnel policy, collective bargaining agreement, profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, medical reimbursement, life insurance or other benefit plan, agreement, arrangement, program, practice or understanding.

                 4.16 Compliance with Applicable Laws.  To the knowledge of the Seller, the Seller has complied with all laws, regulations, injunctions, decrees and orders applicable to the Mine and the Assets and has received no written notice of any alleged violation of any such law, regulation, injunction, decree or order for which the failure to comply would, in any individual case or in the aggregate, have an adverse effect on the Mine and the Assets.  Neither the ownership of the Assets or the use of the Seller’s properties in the operation of the Mine conflicts with the rights of any other person, firm or corporation or violates, with or without the giving of notice or the passage of time, or both, or will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Organization or Operating Agreement as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Seller is a party or by which the Seller may be bound or affected.  The Seller has not received any written notice from any person alleging any violation by the Mine of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with the Mine.

 4.17 Labor Matters.

 (a) The Seller has no incentive plans or policies, employment policies and handbooks, employment agreements, collective bargaining agreements, union contracts or similar types of agreements (including, without limitation, any side letters) by which the Seller is bound or covered relating to the Mine or the Assets.  Accurate and complete copies of all such agreements and contracts have been delivered to the Buyer prior to the Effective Date.

 (b) There is no strike or union organizational activity or any allegation, charge or complaint of employment discrimination, unfair labor practice or other similar occurrence, pending or threatened against the Seller relating to the Mine or the Assets, nor, has the Seller operated the Mine or used the Assets in such a way which, to the best of its knowledge, would give rise to any such allegation, charge, or complaint.

 (c) All employees of the Seller have been properly classified and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services.

 4.18 Non-Foreign.  The Seller is not a “foreign person,” as defined under §1445(f) of the Code.

CONFIDENTIAL

 4.19 Patriot Act.  The Seller is not on the Specially Designated National and Blocked Persons List (the “List”) of the Office of Foreign Assets Control (the “Office”) of the United States Department of the Treasury and is not otherwise blocked or banned by any Office rule or any other law or regulation, including but not limited to the USA Patriot Act (the “Act”) or Executive Order 13224 (the “Order”).

 4.20 Non-Foreign Status.  The Buyer is not a “foreign person,” as defined under §1445(f) of the Code.

 4.21 No Undisclosed Liabilities.  To the knowledge of the Seller, the Mine has no undisclosed liability of any nature.

 4.22 Disclosure.  No representation or warranty by the Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by the Seller to the Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective buyer of the Assets with adequate information as to the Seller and its condition (financial and otherwise), properties, assets, liabilities, and business, and the Seller has disclosed to the Buyer in writing all material adverse facts known to them relating to the same.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the Effective Date and as of the Closing as follows (with the understanding that the Seller is relying on each such representation and warranty in entering into and performing this Agreement):

         5.1 Corporate Existence.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

 5.2 Corporate Power and Authority.  The Buyer has the power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by the Buyer and any document to be delivered at the Closing  have been duly authorized by all necessary corporate action.  This Agreement has been, and any document to be delivered at the Closing will be, duly executed and delivered by the Buyer and constitutes the legal, valid and binding agreement of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equity principles.

 5.3 Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement by the Buyer will not contravene or violate (a) any law, rule or regulation to which the Buyer is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer, or (c) the Operating Agreement of the Buyer or any securities issued by the Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which the Buyer is a party, by which the Buyer may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Buyer thereunder.  No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Buyer except in each case for any item which would not have a material adverse effect.

CONFIDENTIAL

                 5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which the Buyer is a party or by which the Buyer is bound or affected (b) result in the violation of the provisions of the operating agreement of the Buyer or (c) otherwise adversely affect the contractual or other legal rights or privileges of the Buyer as it relates to its ability to consummate the transactions contemplated by this Agreement.

5.5 Ability to Close. The Buyer has the ability and financial wherewithal to close the transactions contemplated by this Agreement and shall pay the Purchase Price on the Closing Date.

5.6 Consents. All consents, authorizations and approvals of any person or entity to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of the Buyer as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a material adverse effect on the Buyer, have been lawfully and validly obtained by the Buyer.  The Seller shall fully cooperate with and assist the Buyer in obtaining any consents necessary or advisable hereunder.

5.7 Brokers’ Fees. No broker, finder or similar agent has been employed by or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and the Buyer has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.8  Patriot Act. The Buyer is not on the List and is not otherwise blocked or banned by any Office rule or any other law or regulation, including but not limited to the Act or the Order.

5.9  Information on Buyer.  The Information furnished by Buyer to Seller, including but not limited to Buyer’s bylaws, a copy of which is attached hereto as Exhibit D, shall be complete and true and correct in all material aspects.

CONFIDENTIAL

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

 6.1 Conditions Precedent to Buyer’s Obligations.  All obligations of the Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

 (a) Compliance with this Agreement.  The Seller shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.

 (b) No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

 (c) No Material Damage.  The Assets shall not have been damaged or destroyed (other than sales of inventory in the ordinary course of business).

 (d) Certificates.   The Seller shall have furnished the Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6.1 as may be reasonably requested by the Buyer.

 (e) Seller Deliveries.  The Seller shall have delivered all items as required by Section 2.2.

 (f) Accuracy of Representations and Warranties.  Except for changes contemplated or permitted by this Agreement, the representations and warranties of the Seller included in this Agreement, the Schedules to this Agreement and any Exhibit or other document delivered by the Seller pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties are being been made on as of the Closing Date.  The Buyer in its sole discretion, shall have the right to waive or defer compliance by the Seller at Closing with any representation or warranty.

 (g) Performance of Covenants and Agreements.  Each agreement, covenant or obligation of the Seller to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by the Buyer in its sole and absolute discretion.

 (h) No Material Adverse Change.  Between the Effective Date and the Closing Date, there has been no material adverse change affecting the Assets or the Mine , its financial condition or prospects.

CONFIDENTIAL

                                 (i) Consents.  The Seller shall have received all consents, authorizations, approvals, filings, exemptions and waivers from government entities and all material consents, authorizations, approvals, filings, exemptions and waivers from other persons necessary or advisable to permit the Seller to consummate the transaction contemplated hereunder and/or convey the Assets.

The Buyer may waive any condition specified in this Section   6.1 if it executes a writing so stating at or prior to the Closing.

 6.2 Conditions Precedent to Seller’s Obligations.  All obligations of the Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

 (a) Compliance with this Agreement.  The Buyer shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.

 (b) No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

 (c) Accuracy of Representations and Warranties.  The representations, warranties and agreements made by the Buyer herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties are being made or given on and as of the Closing Date, except as affected by transactions contemplated hereby.

                                 (d) Performance of Covenants and Agreements.  Each agreement, covenant or obligation of the Buyer to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by the Seller in its sole discretion.

 (e) Buyer Deliveries.  The Buyer shall have delivered all items as required by Section 2.3.

The Seller may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE VII
COVENANTS OF THE PARTIES

 7.1 Confidentiality.  THE EXECUTION AND DELIVERY OF, AND THE RESPECTIVE TERMS OF, ANY LETTERS OF INTENT, TERM SHEETS AND OF THIS AGREEMENT BY AND BETWEEN THE PARTIES AND/OR THEIR AFFILIATES ON BEHALF OF THE PARTIES; THE IDENTITIES OF THE RELEVANT PARTIES, THEIR RESPECTIVE PRINCIPALS AND PRIOR OWNERS, AS WELL AS THE TITLE HISTORY OF THE ASSETS ARE CONFIDENTIAL AND SHALL NOT BE DISCLOSED TO ANY THIRD PARTY. IF A PARTY IS NOTIFIED OR IS OTHERWISE BEING COMPELLED TO DISCLOSE ANY INFORMATION COVERED UNDER THIS SECTION 7.1, EACH PARTY AGREES WITH RESPECT TO ANY SUCH NOTICE OR REQUIRED DISCLOSURE TO IMMEDIATELY INFORM THE OTHER PARTY IN WRITING OF THE CONTENTS OF ANY PROPOSED OR POTENTIAL DISCLOSURE SUFFICIENTLY IN ADVANCE OF ITS RELEASE TO PERMIT THE OTHER PARTY, IN ITS DISCRETION, TO COMMENT THEREON, FILE FOR A PROTECTIVE ORDER (WHEREUPON THE OTHER PARTY SHALL ASSIST) AND/OR SUBSEQUENTLY TO JOINTLY OR SIMULTANEOUSLY MAKE A DISCLOSURE.   THIS COVENANT SHALL SURVIVE THE CLOSING FOR TEN (10) YEARS, OR THE LONGEST PERIOD ALLOWED UNDER LAW.

CONFIDENTIAL

 7.2 Due Diligence. The Buyer and Seller each respectively warrant to the other that each has satisfactorily performed its due diligence investigations on the other Party and has made the independent decision to proceed to closing the transaction contemplated by this Agreement.

 7.3 Access to Information.  The Buyer and Seller each respectively warrant to the other that each has been provided with full material access to such information required by each Party to satisfactorily conduct its due diligence investigation.

7.4 Capitalization of Buyer; Protection of Shares Consideration.  The Buyer hereby covenants and agrees that on the date the Shares Consideration are issued, the capitalization of Buyer shall consist of only one class of stock, no issued or outstanding options, warrants or other rights and Eighteen Million Two Hundred Fourty Two Thousand (18,242,000) issued and outstanding shares of common stock comprised of (i) the Shares Consideration; (ii) One Million Nine Hundred Seventeen Thousand (1,917,000) shares in the name of Black Diamond Realty Trust, Inc; and (iii) Three Million Five Hundred Seventy Five Thousand (3,575,000) shares held by thirty two (32) other shareholders. Buyer represents and warrants and shall re-affirm at Closing to Seller that prior to the Closing, prior to issuance of the Shares Consideration and the ownership of the Shares vesting in Seller, Buyer has not and shall not (i) incur any indebtedness or take any action relating to the incurring of indebtedness; (iii) in any other way dilute the value of the shares represented by the Shares Consideration, including but not limited to promising or providing options, warrants or other current or future related rights; or (iv) made a representations, press releases, registrations, filings or other commitments to any non-party or the public at large.

 7.5 Reasonable Efforts and Cooperation; Accomplish Transaction.  The Seller shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and to consummate the transactions contemplated hereunder, including, without limitation, (i) cooperating with the Buyer in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation, including the stock exchange rules; (ii) using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any government entity or other persons, (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereunder, (iv) defending all legal proceedings challenging this Agreement and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereunder, and (v) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereunder.

CONFIDENTIAL

                 7.6 General Conduct.  Prior to the Closing Date, the Seller will use the Assets in the normal course and will use reasonable efforts to preserve the Mine, the Assets and the business organization of the Seller intact and retain the services of its present officers, employees and agents to the end that it may retain its goodwill and preserve its business relationships with customers, suppliers and others.

 7.7 Other Restrictions. In addition, the Seller covenants that, from the Effective Date until the Closing:

 (a) the Seller’s business will be conducted only in the ordinary course, and none of its properties or any of the Assets will be sold or otherwise disposed of, mortgaged, pledged or otherwise hypothecated, except in the ordinary course of business;

 (b) no general increase or individual increase will be made in the compensation payable or to become payable by the Seller to any of its officers, employees or agents, and no reimbursement of expenses unrelated to the Seller’s business in its ordinary course shall be made;

 (c) no contract, obligation or commitment will be entered into or assumed by or on behalf of the Seller, which affects the Assets, extending beyond the Closing, except normal commitments for the purchase of materials, supplies, licenses and other assets used in the ordinary course of business, and for commitments to customers incurred in the ordinary course of business;

 (d) no change, other than those required in the ordinary course of business, will be made affecting the Seller’s personnel or agents;

 (e) the Seller will maintain its equipment in the same operating condition and repair as of the Effective Date, using its customary standards of maintenance, reasonable wear and tear excepted;

                                 (f) the Seller will continue to carry insurance in the forms and in the amounts now carried;

                                 (g) upon prior reasonable notice, the Seller will permit the Buyer to have access to its books and records with respect to the Assets and its business;

 (h) upon prior reasonable notice, the Seller will make the Assets available for observation by the Buyer during normal working hours;

CONFIDENTIAL

                                 (i) the Seller will not enter into or terminate any lease, agreement, contract or other commitments in connection with the Mine or the Assets or otherwise cancel or waive any claim or right with respect to the Mine or the Assets; and

 (j) the Seller will not create or incur any indebtedness, liability or obligation in connection with the Mine or the Assets, other than in the ordinary course.

 7.8 Further Restrictions. Between the Effective Date and the Closing Date, the Seller shall:

 (a) Do nothing, and permit nothing to be done (which is within its control), which will or might cause the Seller to use the Assets in an improper or illegal manner;

                                 (b) Not cause a default in any the terms, conditions and obligations of any of the contracts and other agreements of the Seller;

 (c) To the extent permissible by law, maintain its corporate existence in good standing, and its licenses and permits and comply fully with all laws respecting its formation, existence, activities and operations;  and

                                 (d) Seek the advice of the Buyer on all new material contracts, agreements, commitments or bids, the hiring and firing of employees, all litigation and arbitration matters, and such other general matters relevant to the operations of the Mine and Assets. Nothing herein shall be interpreted to require the Buyer’s consent; however, it is the intent that the Seller shall review and consult with the Buyer prior to taking action on any of the foregoing matters and that the Buyer and the Seller shall work together in a cooperative fashion in connection with any of the foregoing.

ARTICLE VIII
POST CLOSING MATTERS AND COVENANTS

 8.1 Access to Records and Persons.  The Seller and the Buyer agree that, both before and after the Closing, each will have access, upon prior reasonable written request and at any reasonable time during normal business hours, to the other’s officers and employees and to its books and records relating to the assets, properties and operations of the Seller, and each shall have the right to make copies of such books and records; provided, however, that such access shall be solely for the purpose of enabling such party to prepare financial statements and tax returns, and any litigation, claims, collection or arbitration matters and for such other business purposes as the Seller and the Buyer may agree.  No party to this Agreement shall destroy or discard its books and records for a period of five (5) years after the Closing Date without first providing the other parties adequate opportunity to retrieve such books and records.

 8.2 Water Rights.  Seller has informed Buyer and Buyer acknowledges that there is pending an auction for water rights associated with a well referred to generally as the Santa Claus Well and that the estimated costs of the Water Rights is Forty Two Thousand Dollars ($42,000.00).  Payment of the fees, costs and expenses relating to any of the rights with respect to the Water Requirements or other water rights shall be the obligation of the Buyer.

CONFIDENTIAL

                 8.3 Recording Fees.  The Buyer shall pay all fees and charges required in connection with filing and recording the Deed and Bill of Sale.

 8.4 Merger in Agreement.  All other agreements, covenants, representations and warranties by any party relating to the Assets, including, but not limited to, any letters of intent or term sheets, are merged in this Agreement, in the Exhibits and in the other documents specifically provided for herein. This Agreement shall prevail. No agreements, covenants, representations or warranties relating to the Assets or the transaction contemplated hereby that are not expressly set forth in this Agreement have been made by any party hereto.

ARTICLE IX
TERMINATION

                 9.1 Termination.  This Agreement may be terminated at any time:

 (a) by mutual consent of the parties;

 (b) by either party if the Closing shall not have occurred in accordance with Section 2.1, and the party seeking termination is ready, willing and able to close and not in material default of its obligations under this Agreement;

 (c) by either party if there shall have been a material misrepresentation or breach of warranty or a breach of a material covenant on the part of the other party in the representations and warranties or covenants set forth herein or in any Schedule, Exhibit or other instrument delivered in connection herewith, which misrepresentation or breach is not cured prior to the Closing.

ARTICLE X
INDEMNIFICATION

                 10.1 Indemnification Obligation of the Seller.   The Seller shall reimburse, indemnify and hold harmless the Buyer, and its officers, directors and members, (each such person is referred to herein as a “Seller Indemnified Party”) against and in respect of:

 (a) any and all actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against any Seller Indemnified Party, that relate to the Seller the Mine or the Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring on or prior to the Closing Date;

 (b)any and all liabilities and obligations of any nature whatsoever of or relating to the Seller or to the Mine or the Assets on or prior to the Closing, including any employee severance or similar benefits and liabilities and obligations arising out of occurrences or actions on or prior to the Closing Date under any “employee pension benefit plan” or “employee welfare benefit plan” as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, any product liability, warranty or other claims arising out of or relating to any product manufactured, distributed or sold by the Seller at any time before Closing, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters;

CONFIDENTIAL

                                 (c) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Seller Indemnified Party because of or that result from, relate to or arise out of the material untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of the Seller contained in this Agreement or (ii) contained in any certificate, or schedule, document or instrument furnished to the Seller Indemnified Party by or on behalf of the Seller at the Closing;

                                 (d) any and all actions, suits, claims or legal, administrative, arbitral, governmental or other proceedings involving the Seller Indemnified Party that relate to environmental, safety or health matters arising from the Seller’s ownership, use, operation, or occupancy of any real property or improvements at any time, except as caused by the Seller Indemnified Party, directly or indirectly, after the Closing Date; and

 (e) any and all actions, suits, claims, proceedings, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1 to the extent the Seller Indemnified Party prevails in such action.  The Seller Indemnified Party shall promptly notify the Seller of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give the Seller reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by the Seller Indemnified Party (which shall not be unreasonably withheld); provided that the Seller Indemnified Party shall also at all times have the right fully to participate in such defense at its own expense.  If the Seller shall fail, within a reasonable time after such notice, to defend such claim or litigation, the Seller Indemnified Party or any successor to the business and assets of the Seller Indemnified Party shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation.

                 10.2 Indemnification Obligation of Buyer.   Except to the extent the Seller has agreed to be liable to a Buyer Indemnified Party,  the Buyer will indemnify and hold harmless the Seller, and its officers, directors, and shareholders, (each such person is referred to herein as a “Buyer Indemnified Party”) against and in respect of:

 (a) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations, against any Buyer Indemnified Party that relate to the Buyer, the Mine or the Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring after the Closing Date;

                                 (b)any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of the material untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of the Buyer contained in this Agreement or (ii) contained in any certificate, schedule, statement, document or instrument furnished to the Buyer Indemnified Party by or on behalf of the Buyer at the Closing; and

CONFIDENTIAL

 (c) any and all actions, suits, claims, proceedings, investigation, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2 to the extent the Buyer Indemnified Party prevails in such action.  The Buyer Indemnified Party shall promptly notify the Buyer of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give the Buyer reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by the Buyer Indemnified Party; provided that the Buyer Indemnified Party shall also at all times have the right fully to participate in such defense at its own expense.  If the Buyer shall fail, within a reasonable time after such notice, to defend such claim or litigation, the Buyer Indemnified Party, or any successor to the business and assets of the Buyer, shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation.

                 10.3 Claims Procedures for Indemnification.

 (a) Notice.  If following the Closing a party to this Agreement (a “Claimant”) wishes to make a claim for indemnity (the “Claim”) against another party (the “Indemnitor”), the Claimant shall promptly give the Indemnitor written notice of the basis for and existence of the Claim (“Claim Notice”), setting forth all specifics of the Claim then known by the Claimant.

 (b) Response.  If the Claim derives from a third-party claim or action against the Claimant, the Indemnitor may, within ten (10) days of receiving the Claim Notice, stipulate in writing that he/she/it is obligated to indemnify for the Claim, and, if he/she/it does so, may thereafter promptly defend against the Claim in Claimant’s name and on his/her/it’s behalf, at Indemnitor’s own cost and expense, with counsel reasonably satisfactory to the Claimant.

 (c) Assumption of Claim.  If Indemnitor assumes the Claim, Claimant may at his/her/its sole cost and expense retain counsel of its own choosing, and (subject to negotiation of a joint defense agreement) Indemnitor will share relevant information with Claimant’s counsel and consult with it as to disposition of the Claim. However, Indemnitor will retain ultimate control over the defense or settlement of the Claim (in which the Claimant will cooperate), with the proviso that Indemnitor may not without Claimant’s consent agree to the entry of any order for non-monetary relief which will be binding on Claimant, its assets or operations. Each party as a potential Claimant agrees that it will make available to any Indemnitor all of his/her/its relevant books and records and will, at the Indemnitor’s request and expense, reasonably cooperate (and cause his/her/its officers, directors and employees to cooperate) with the Indemnitor in the defense of the Claim.

 (d) Rejection of Claim.  If Indemnitor fails to respond affirmatively within ten (10) days of receipt of a Claim Notice, it will be deemed to have denied responsibility for the Claim. If Indemnitor denies responsibility for the Claim (or if it assumes the defense of the Claim, but subsequently fails to pursue the defense in good faith) the Claimant may assume the defense of the Claim with counsel of his/her/its own choosing, and the cost of counsel will then be subject to possible indemnity pursuant to this Article X.  If Claimant assumes the defense of a Claim, it shall have the sole right and authority to conduct the defense and/or settle the Claim on such terms as it deems appropriate, but (subject to negotiation of a joint defense agreement) shall share information concerning the Claim with Indemnitor or his/her/its counsel.

CONFIDENTIAL

                                 (e) Settlement of Claims.  Unless otherwise agreed to by the parties in writing, an Indemnitor shall not be obligated to settle a Claim, nor shall a Claimant be entitled to its settlement (whether from the escrow, by set-off against contingent payments or directly from the Indemnitor) prior to the Determination Date.  For purposes of this Agreement, the “Determination Date” shall mean the first date on which a court order, arbitration award or settlement stipulation that an event has occurred for which the Claimant is entitled to indemnity hereunder becomes final, binding and non-appealable.

 10.4 Aggregate Liability.  Notwithstanding anything to the contrary contained herein, the aggregate liability of any Indemnitor under this Article X shall not exceed the aggregate of the Purchase Price.

 10.5 Exclusivity.  Except in the case of fraud, willful misconduct or criminal conduct, the remedies provided in this Article X shall be exclusive of any other rights or remedies which might be available to a party upon the occurrence of any event described in Section 9.1, either under this Agreement or at law or in equity. Nothing contained herein, however, shall preclude a party from seeking injunctive or other equitable relief under circumstances where such relief is available, with the proviso that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically provided for in this Agreement.

ARTICLE XI
MISCELLANEOUS

 11.1 Expenses.  The parties hereto shall pay their own expenses, including without limitation their legal fees and expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

                 11.2 Contents of Agreement; Parties in Interest.  This Agreement, the Schedules, the Exhibits, and such other documents which may be delivered pursuant to this Agreement, set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

 11.3 Assignment and Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Seller and the Buyer.

                 11.4 Waiver.  Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument duly executed by such party or parties.

                 11.5 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight mail, postage prepaid, to the address of the parties set forth below or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, facsimiled or mailed.

CONFIDENTIAL

                                 If to the Buyer:

Sierra Resource Group, Inc.

6586 Hypoluxo Rd Suite 307

Lake worth, FL 33467-7678

Fax: (561)486-3380

                                 If to the Seller:

Medina Property Group, LLC

Address  2665 Executive Park Drive, Suite #2

Weston, FL 33331

Attention: Jorge Medina

Fax: (954) 384-5390

                                with a copy to:

Silverberg & Weiss, PA

2665 Executive Park Drive, St 2

Weston, FL 33331

Attention:  Paul K. Silverberg

Fax: (954) 384-5390

 11.6 No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

 11.7 Schedules and Exhibits.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  If a document or matter is disclosed in any Exhibit or Schedule of this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference.

                 11.8 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

 11.9 Cooperation.  Each party to this Agreement shall cooperate and take such action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

CONFIDENTIAL

 11.10 Counterparts.  This Agreement may be executed in any number of counterparts, any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Signatures delivered by facsimile for this Agreement or any document delivered at Closing shall be binding to the same extent as an original.

 11.11 Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Florida, without reference to its conflict of laws provisions. Proper venue for any dispute resolution proceeding shall be Broward County, Florida, to which each Party irrevocably consents to personal jurisdiction. The prevailing party in any dispute resolution proceeding shall be entitled to an award of its attorney’s fees.  EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING INVOLVING THIS AGREEMENT OR THE UNDERLYING BUSINESS RELATIONSHIP BETWEEN THE PARTIES.

 11.12 Time is of the Essence.  Time shall be of the essence in this transaction with regard to every date or time period set forth herein.

 11.13 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

 11.14 Publicity. Neither the Buyer nor the Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement prior to Closing, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

[signature page to follow]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

BUYER:

SIERRA RESOURCE GROUP, INC.

BY: /s/ MICHAEL DOUGHERTY
Name:  Michael Dougherty
Title:  President and CFO

SELLER:

                                                                                                 MEDINA PROPERTY GROUP, LLC

By: /s/ JORGE MEDINA
Name:   Jorge Medina
Title:  Director

CONFIDENTIAL

EXHIBIT A

FORM OF DEED AND BILL OF SALE

CONFIDENTIAL

Schedule 1.1a
Mining Claims and Mill Sites

Claim Name	Approx Area (ha)	Mohave County Recorder’s Book/Page	AMC Number	Remark
Copper Hill Mill No. 1	1.4	84/399-400	105792
Copper Hill Mill No. 2	1.4	84/401-402	105793
Copper Hill Mill No. 3	1.4	84/403-404	105794
Copper Hill Mill No. 4	1.4	84/405-406	105795
Copper Hill Mill No. 5	1.4	84/407-408	105796
Copper Hill Mill No. 6	1.4	84/409-410	105797
Copper Hill Mill No. 7	1.4	84/411-412	105798
Copper Hill Mill No. 8	1.4	84/413-414	105799
Copper Hill Mill No. 10	1.4	84/417-418	105801
Copper Hill Mill No. 11	1.4		105802
Copper Hill Mill No. 12	1.4		105803
Copper Hill Mill No. 13	1.4	84/425-426	105804
Copper Hill Mill No. 14	1.4	84/425-426	105805
Copper Hill Mill No. 15	1.4	84/427-428	105806
Copper Hill No. 2	5.6	WW/149-151(Amended 6A/55-56)	105785
Hermes	5.6	Y/463 (Amended 6A/63-64)	105786
Hermes No. 2	5.6	AA/191-193 (Amended 6A/63-64)	105787
Jimtown Copper No. 1	5.5	6A/57-58	105788
Valley Copper No. 1	4.2	6A/50	105789	Overstaked
Valley Copper No. 2	5.6	6I/25	105790
Valley Copper No. 3	5.6	6C/118-119	105791
Emerald No. 1	2.8	2706/457-458	339597	Overstaked
Emerald No. 2	5.6	2706/459-460	339598
FDR	5.6		386617
Subtotal Old Claims	71.3

Emerald #1A	5.6	5282/269-270	364261
Emerald #2A	5.6	5282/271	364262
Emerald #3	5.6	5282/272	364263
Emerald #4	5.6	5282/273	364264
Emerald #5	5.6	5282/274	364265
Emerald #6	5.6	5282/275	364266
Emerald #7	5.6	5282/276	364267
Emerald #8	5.5	5282/277	364268
Emerald #9	5.6	5282/278	364269
Emerald #10	2.0	5282/279	364270	Overstaked
Emerald #11	4.9	5282/280	364271	Overstaked
Emerald #12	0.1	5282/281	364272	Overstaked
Emerald #13	5.5	5282/282	364273	Overstaked
Emerald #14	2.2	5282/283	364274	Overstaked
Emerald #15	5.6	5282/284	364275
Emerald #16	4.2	5282/285	364276	Overstaked
Emerald #17	5.6	5282/286	364277
Emerald #18	2.8	5282/287	364278	Overstaked
Emerald #19	5.6	5282/288	364279	Overstaked
Emerald #20	2.7	5282/289	364280	Overstaked
Emerald #21	5.5	5349/445-446	364620	Overstaked
Emerald #22	3.0	5349/447-448	364621	Overstaked
Emerald #30	0.1	5349/463-464	364622	Overstaked
Emerald #19	5.6	5282/288	364279	Overstaked
Emerald #31	5.0	5349/465-466	364632	Overstaked
Emerald #43	1.4	5349/489-490	364624	Overstaked
Emerald #44	0	5349/491-492	364625	Overstaked
Emerald #45	0	5349/493-494	364626	Overstaked
Subtotal New Claims	106.9
Total	177.9

CONFIDENTIAL

Schedule 1.1b
Machinery, Equipment, Etc.

SX/EW Equipment and Components	Quantity

Motor load control boxes	22
Acme Transformer 480 to 208/120 volt 112.5 KVA	1
Acme Transformer 480 to 208/120 volt 45 KVA	1
Ramco Metal Bandsaw Model RS90P	1
110 volt pallet jack Atlas 4500 pound capacity	1
Miscellaneous Caution and Danger signs	10
Miscellaneous lab parts and pieces	1
Miscellaneous nails, screws, nuts, bolts, and washers	1
Drill press / Ohio Forge Model #510459, Serial #104313	1
McElroy Pit Bull Fusion Welder	1
Perkin Elmer 5000 Atomic Absorption Spectophotometer	1
Model 5000, Serial #127934
Perkin Elmer 500 automatic burner control	1
Perkin Elmer HGA 500 programmer	1
Perkin Elmer Type Zeeman 5000, Serial #5267	1
IEC HN-SII Centrifuge Model HNS, Serial #AC7825	1
Speedaire Compressor 480 volt 3-phase	1
IngersollRand Compressor 480 volt 3-phase Model 3000E30 Serial #790233	1
Caterpillar Forklift Model R80, Serial #49A00924	1
Greenlee Hydraulic Conduit Bender Model 777	1
30 KW Generator Set 480 volt 3-phase Model MEP005A M20	1
480 volt E7218 Serial #JC79183	1
220/120 volt Coleman Generator Set (light plant)	1
Dayton 5 KW 220/120 Generator Set Model 4W113 Serial #0884740	1
Model E5222 HI Serial #185B70	1
Miscellaneous stainless steel pumps	4
HDPE 4" pipe	12,000 feet
HDPE 3" pipe	1,000 feet
HDPE 6" pipe	1,000 feet
Forklift man lift tower	1
Miscellaneous office equipment	1
Crane load lifter 5-ton 480 volt 3-phase Serial #17467	1
Overhead crane 10-ton	1
Storage facility	1
Tank and warehouse complex	1
4/0 copper wire	1,500 feet
2/0 copper wire	1,000 feet
2" Honda trash pump	1
3" Tsurumi trash pump with fittings	1
5,000 gallon kerosene tank	1
5,000 gallon acid tank	1
250 gallon used oil tank	1
500 gallon diesel tank	1
Tank house, stainless steel lined	1
3x3 fiberglass composite pumps (2 of which reconditioned)	3
Reconditioned 17 KW Generator	1
Complete total station, level gear	1
Well monitoring equipment	1
Welding trailer	1
4-inch well pump	1
MIP steel strap tensioner	1
Hydraulic crimp tool	1
Handheld pipe threading tool	1
Electowinning cells	16
Anodes	Note 1
Cathodes	Note 1
Rectifier 15,000 amp	1
Tankhouse structure	1
Mixer tanks 9' x 9' x 7.5' SS	3
SX steel structures	3

Note 1:  includes all Anodes and Cathodes related to installed Electrowinning Cells.

CONFIDENTIAL

Exhibit B

State of Arizona & Federal Permits

•	Aquifer Protection Permit: Issued June 9, 1993 by Arizona Department of Environmental Quality, (ADEQ). A new application for this permit will likely be required.

•	Air Quality Permit: ADEQ determined on March 28, 2005 that no Air Quality Permit is required for the 2500 tons per day run-of-mine operation using 16 electro-winning cells.

•
Plan of Operations: Revision issued October 2, 1992 by Bureau of Land Management, (BLM).  The Plan of Operations was modified on June 28, 2005 and submitted to the BLM.  Currently, the Plan of Operations is being modified and will be submitted post-Closing. A reclamation bond will need to be posted.

•
National Pollutant Discharge Elimination System Permit: Arizona Department of Environmental Quality, (ADEQ) or US Environmental Protection Agency.  A Multi-Sector General Permit was issued in 2000 with a five year life. The Permit expired in 2005.  A renewal application will be required.

CONFIDENTIAL

Exhibit C

Water Rights

•	Seller currently owns no water rights applicable to operation of the mine and/or processing facilities of the Property.

•
Past operations have utilized water from three wells located to the north of the Property.  These wells are owned b y the BLM, which has acknowledged that the associated water may be used for mining-related activities on the Property.  The BLM has granted a right-of-way from these wells to the Property.

•	Seller has applied for the transfer of a pipeline right-of-way from the site of the Santa Claus Well to the Property.

•	Seller has paid the survey fees for the water rights.

CONFIDENTIAL

Exhibit D

Bylaws of Buyer